For Immediate Release

Date: February 14, 2013

Contact:	Robert M. Mahoney
President and Chief Executive Officer

Phone:	617-484-6700
Email:	robert.mahoney@belmontsavings.com

BSB Bancorp, Inc. Reports Fourth Quarter Results

BELMONT, MA, February 14, 2013 (PR Newswire) - BSB Bancorp, Inc. (NASDAQ-BLMT) (the “Company”), the holding company for Belmont Savings Bank (the “Bank”), a state-chartered savings bank headquartered in Belmont, Massachusetts, today reported net income of $485,000, or $0.05 per basic and diluted share, for the quarter ended December 31, 2012, compared to a net loss of $1.3 million in the fourth quarter of 2011.  For the twelve months ended December 31, 2012, the Company reported net income of $1.4 million, or $0.16 per basic and diluted share, as compared to net income of $299,000 for the same period in 2011.

Robert M. Mahoney, President and Chief Executive Officer, said, “I was pleased with the fourth quarter results. Core deposit growth was strong and gains from loan sales continue to contribute to our improving profits.”

Net interest and dividend income before provision for loan losses for the quarter ended December 31, 2012 was $5.9 million as compared to $4.9 million for the quarter ended December 31, 2011, an 18.9% increase.  Provision for loan losses for the quarter ended December 31, 2012 was $696,000 as compared to a provision for loan losses of $747,000 for the quarter ended December 31, 2011, a 6.8% decrease. This resulted in a $984,000 or 23.6% increase in net interest and dividend income after provision for loan losses.  Net interest and dividend income before provision for loan losses for the twelve months ended December 31, 2012 was $21.7 million as compared to $16.6 million for the twelve months ended December 31, 2011, a 30.9% increase. Provision for loan losses for the twelve months ended December 31, 2012 was $2.7 million, as compared to $2.3 million for the twelve months ended December 31, 2011, a 19.8% increase.  This resulted in a $4.7 million or 32.6% increase in net interest and dividend income after provision for loan losses.

Noninterest income for the quarter ended December 31, 2012 totaled $1.6 million as compared to $549,000 for the quarter ended December 31, 2011. The majority of this increase is attributable to an additional $859,000 in net gains on sales of loans. For the twelve months ended December 31, 2012, noninterest income amounted to $4.7 million as compared to $4.5 million for the twelve months ended December 31, 2011. This increase was primarily the result of an increase in net gains on sales of loans of $2.1 million, an increase of $207,000 in customer service fees, and an increase in other income of $660,000, primarily attributable to an increase in loan servicing fee income of $404,000 and $208,000 in noninterest income related to the sale of easement rights.  This was partially offset by a $2.7 million decrease in net realized gains on investment securities as a result of the sale of the entire portfolio of marketable equity securities in the first quarter of 2011.

Noninterest expense for the quarter ended December 31, 2012 amounted to $5.9 million as compared to $6.6 million for the quarter ended December 31, 2011.  This decrease was driven by a decrease in charitable contributions as the Company made a $2.0 million contribution to the Belmont Savings Bank Foundation in 2011, partially offset by an increase in salary and employee benefits of $1.0 million. Noninterest expense for the twelve months ended December 31, 2012 amounted to $21.5 million as compared to $18.2 million for the twelve months ended December 31, 2011.  This increase in expenses was primarily the result of new staff added to execute the Company’s commercial and consumer business strategies, increased infrastructure costs related to increased business volume, public company costs and equity based incentive compensation. These were partially offset by a decrease in charitable contributions.

Since December 31, 2011, the Company’s assets have increased by $169.1 million or 25.3% bringing total assets to $838.1 million. The Company experienced net loan growth, excluding loans held for sale, of $144.3 million, or 28.3%, from December 31, 2011, which was primarily the result of increases to the commercial real estate, commercial, residential mortgage, home equity, and indirect auto loan portfolios, which have increased by $94.8 million, $9.8 million, $9.6 million $16.9 million and $13.9 million, respectively. The loan growth was funded through growth in deposits.

At December 31, 2012, deposits totaled $607.9 million, an increase of $177.2 million or 41.1% from December 31, 2011.  Hal R. Tovin, Executive Vice President and Chief Operating Officer, said, “It was an excellent year in deposit growth due to the selling efforts of our Commercial Real Estate team, the momentum of our Small Business Bankers and the opening of our new supermarket branch in Waltham. I am particularly pleased with the growth in noninterest-bearing checking account balances (+127%) which indicates that core banking relationships are growing rapidly.”

The allowance for loan losses in total and as a percentage of total loans as of December 31, 2012 equaled $6.4 million and 0.98%, respectively, as compared to $4.8 million and 0.93%, respectively, as of December 31, 2011.  Total non-performing assets were $4.3 million, or 0.52% of total assets as of December 31, 2012, as compared to $4.4 million, or 0.66% of total assets as of December 31, 2011.

Company Profile

BSB Bancorp, Inc. is headquartered in Belmont, Massachusetts and is the holding company for Belmont Savings Bank and BSB Funding Corporation. The Bank provides financial services to individuals, families and businesses through its five full-service branch offices located in Belmont, Watertown and Waltham in Southeast Middlesex County, Massachusetts. The Bank's primary lending market includes Essex, Middlesex, Norfolk and Suffolk Counties, Massachusetts. The Company’s common stock is traded on the NASDAQ Capital Market under the symbol “BLMT”. For more information, visit the Company’s website at www.belmontsavings.com.

Forward-looking statements

Certain statements herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which the Company is engaged, changes in the securities market, and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise, except as may be required by law.

BSB BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31, 2012	December 31, 2011
	(unaudited)
ASSETS
Cash and due from banks	$1,433	$773
Interest-bearing deposits in other banks	51,279	22,022
Cash and cash equivalents	52,712	22,795
Interest-bearing time deposits with other banks	119	119
Investments in available-for-sale securities	22,621	-
Investments in held-to-maturity securities, at cost	63,984	89,391
Federal Home Loan Bank stock, at cost	7,627	8,038
Loans held-for-sale	11,205	15,877
Loans, net of allowance for loan losses of $6,440 as of
12/31/2012 (unaudited) and $4,776 as of 12/31/2011	654,295	509,964
Premises and equipment, net	2,902	2,000
Accrued interest receivable	2,217	2,185
Deferred tax asset, net	4,025	4,315
Income taxes receivable	806	-
Bank-owned life insurance	12,884	12,420
Other real estate owned	661	-
Other assets	2,024	1,901
Total assets	$838,082	$669,005

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$126,760	$55,900
Interest-bearing	481,105	374,754
Total deposits	607,865	430,654
Federal Home Loan Bank advances	83,100	95,600
Securities sold under agreements to repurchase	3,404	2,985
Other borrowed funds	1,156	1,502
Accrued interest payable	455	177
Deferred compensation liability	4,685	4,173
Income taxes payable	-	121
Other liabilities	4,109	2,287
Total liabilities	704,774	537,499

Stockholders' Equity:
Common stock	96	92
Additional paid-in capital	90,187	90,016
Retained earnings	47,352	45,951
Accumulated other comprehensive income (loss)	68	(5)
Unearned compensation - ESOP	(4,395)	(4,548)
Total stockholders equity	133,308	131,506
Total liabilities and stockholders' equity	$838,082	$669,005

Asset Quality Data:
Total non-performing assets	4,325	4,427
Total non-performing loans	3,621	4,427
Non-performing loans to total loans	0.55%	0.86%
Non-performing assets to total assets	0.52%	0.66%
Allowance for loan losses to non-performing loans	177.86%	107.88%
Allowance for loan losses to total loans	0.98%	0.93%

BSB BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Interest and dividend income:
Interest and fees on loans	$6,537	$5,457	$24,568	$19,525
Interest on taxable debt securities	584	674	2,124	2,536
Dividends	9	6	47	115
Other interest income	13	30	85	46
Total interest and dividend income	7,143	6,167	26,824	22,222
Interest expense:
Interest on deposits	1,076	901	4,125	3,656
Interest on Federal Home Loan Bank advances	204	331	958	1,892
Interest on securities sold under agreements to repurchase	1	4	8	16
Interest on other borrowed funds	10	12	42	81
Total interest expense	1,291	1,248	5,133	5,645
Net interest and dividend income	5,852	4,919	21,691	16,577
Provision for loan losses	696	747	2,736	2,285
Net interest and dividend income after provision
for loan losses	5,156	4,172	18,955	14,292
Noninterest income:
Customer service fees	217	200	844	637
Income from bank-owned life insurance	123	124	439	435
Net gain on sales of loans	1,013	154	2,520	462
Net gain on sales and calls of securities	59	3	59	2,790
Other income	162	68	843	183
Total noninterest income	1,574	549	4,705	4,507
Noninterest expense:
Salaries and employee benefits	3,813	2,814	13,508	10,203
Director fees	73	69	345	295
Occupancy expense	215	180	801	749
Equipment expense	131	102	450	350
Deposit insurance	134	125	500	456
Data processing	565	334	1,881	1,059
Professional fees	305	330	1,036	818
Marketing	185	233	928	930
Contribution to Belmont Savings Bank Foundation	-	1,999	-	1,999
Other expense	519	388	2,097	1,346
Total noninterest expense	5,940	6,574	21,546	18,205
Income (loss) before income tax expense (benefit)	790	(1,853)	2,114	594
Income tax expense (benefit)	305	(516)	713	295
Net income (loss)	$485	$(1,337)	$1,401	$299
Earnings per share
Basic	$0.05		$0.16
Diluted	$0.05		$0.16

Performance Ratios:
Return on average assets	0.23%	-0.82%	0.19%	0.05%
Return on average equity	1.45%	-4.13%	1.06%	0.44%
Interest rate spread	2.63%	2.88%	2.69%	2.91%
Net interest margin	2.90%	3.16%	2.97%	3.11%
Efficiency ratio	79.99%	120.23%	81.62%	86.35%